The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION, DATED APRIL 28, 2010
(to prospectus dated February 9, 2010)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164810

1,243,000 Shares of Common Stock

CHINA AGRITECH, INC.

This is a firm commitment public offering of  1,243,000 shares of our common stock.

Shares of our common stock are currently traded on the NASDAQ Global Market under the symbol “CAGC.” On April 28, 2010, the closing sale price of our common stock was $17.12 per share.

The information contained or incorporated in this prospectus supplement is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or any sale of our securities.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE S-12 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us(1)	$	$

(1) We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $500,000, including a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, or $[  ].

The underwriters may also purchase up to an additional 186,450 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 45 days of the date of this prospectus.

We expect to deliver the shares of our common stock to purchasers on or about   , 2010.

Rodman & Renshaw, LLC

The date of this prospectus supplement is           , 2010

CHINA AGRITECH, INC.
TABLE OF CONTENTS

Prospectus supplement

Base Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized to be distributed to you, or information incorporated by reference herein. We have not, and the underwriters have not, authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On  February 9, 2010, we filed with the SEC a registration statement on Form S-3 (File No. 333-164810) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on February 25, 2010. Under this shelf registration process, we may, from time to time, sell up to $100 million in the aggregate of common stock, preferred stock, debt securities, warrants and/or units of our securities.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of common stock being offered, the risks relating to an investment in our common stock and the underwriting arrangements and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which, such as the section titled “Plan of Distribution” and descriptions of unissued securities other than our common stock, does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “China Agritech,” “Company,” “we,” “us,” and “our” refer to China Agritech, Inc. and its wholly owned subsidiaries.

PROSPECTUS SUMMARY

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “China Agritech,” “Company,” “we,” “us,” and “our” refer to China Agritech, Inc. and its wholly owned subsidiaries. “China” and the “PRC” refer to the People’s Republic of China. References to “$” are to the legal currency of the United States.

The share information contained herein gives retroactive effect to the 2-for-1 forward stock split effected on February 1, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China Agritech, Inc., Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024 and our telephone number is +86 10-59621278.

Our Company

We manufacture and sell organic liquid compound fertilizers, organic granular compound fertilizers and related agricultural products in the PRC through our direct and indirect subsidiaries: Anhui Agritech Development Co. Ltd.  (“Anhui Agritech”), Agritech Fertilizer Limited (“Beijing Agritech”), China Tailong Holdings Company Limited (“Tailong”), Pacific Dragon Fertilizer Co. Ltd. (“Pacific Dragon”), and Xinjiang Agritech Agriculture Resources Co., Ltd (“Xinjiang Agritech”).

Our main products include spray, water-flush, dip and granular fertilizer products and other customized, crop specific fertilizers that are tailored to our customers’ specific requirements. Our liquid fertilizer products can be applied on a widespread basis via spraying by machine or aircraft.  Our products have been recognized for their quality and effectiveness by leading industry associations and have been certified by the PRC government at the national level, which is an endorsement of the effectiveness of the products in all regions of the PRC.

Our products:

•	promote photosynthesis, root system growth and transmission of nutrients to seeds;

•	equilibrate absorption of nutrients to speed a plant’s maturity;

•	eliminate the damage of harmful radicals to plants;

•	increase protein and vitamin content levels;

•	accelerate the accumulation of photosynthesis materials and cell concentration;

•	increase plants’ reservation ability to resist drought, resistance and the utilization rate of basic fertility; and

•	foster the development of plant life along with neutral or acidic pesticides.

We believe that our brand reputation and ability to tailor our products to meet the requirements of various regions of the PRC affords us a competitive advantage. We purchase the majority of our raw materials from suppliers located in the PRC and use suppliers that are located in close proximity to our manufacturing facilities, which helps us to contain our cost of revenue.

The demand for our products has steadily increased. Our annual production capacity as of December 31, 2009 was approximately 13,000 metric tons of organic liquid compound fertilizers whereas our annual production capacity for granular fertilizers as of December 31, 2009 was approximately 200,000 metric tons, consisting of 100,000 metric tons in Anhui, 50,000 metric tons in Harbin, and 50,000 tons in our newly completed plant in Xinjiang.

We currently plan to build and operate approximately 10 and 45 branded large-scale distribution centers in central and eastern provinces in 2010 and 2011, respectively, to sell our own organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products to franchised retail stores, and intend to expand into southern and western provinces starting 2012. We anticipate that each distribution center will cost approximately $1million to build and can cover 80 to 100 franchised retail stores in its geographic area. Because we do not expect that the distribution centers will sell products on a retail basis, we intend to initially engage our current distributors to become the franchisees of such retail stores.  We will not own the retail stores and will not receive any franchise fee from the stores, but we will provide product sourcing, training, expertise and logistic services to our franchisees  In return, the retail stores will be required to commit to sell our organic fertilizers, together with third party products sourced by us.  We believe that our planned distribution centers and franchised retail stores in the PRC could enable us to introduce  farmers, especially individual farmers, to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products in a more cost effective manner. We believe that these franchised stores could also introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media. Our anticipated schedule of building and operating these branded distribution centers relies on a variety of factors, many of which are outside of our control. Accordingly, this suggested schedule and our ability to open up the anticipated number of stores, if any, may change. The net proceeds of this offering are not enough to complete the build-out of all of the anticipated distribution centers described above.  If we cannot fund the remaining distribution centers from working capital, we will need to seek additional capital from other sources, which may not be possible on terms favorable to us, if at all.

China is the principal market for our products, which are primarily sold to farmers through distributors in 28 provinces in China: Hainan, Anhui, Hubei, Jiangsu, Jiangxi, Guangxi, Liaoning, Shanxi, Heilongjiang, Hebei, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan, Chongqing, Beijing, Shanghai, Tianjin, Ningxia, Shan'xi, Hunan, Fujian, Zhejiang and Guizhou.

Our Growth Strategy

We believe that our increased capacity to produce organic granular compound fertilizer products, which have a lower price point and greater market appeal than our premier organic liquid compound fertilizer products, makes us well positioned to expand sales and increase revenues. We have focused on the expansion of our granular production because the market for organic granular fertilizer is almost ten times larger than the current market for organic liquid fertilizer due to the familiarity and tradition of farmers’ using granular fertilizers. In addition, the per unit amount of granular fertilizer used for sowing coverage is much higher than the amount used for liquid fertilizer.

Our goal is to further expand our products’ market share throughout the PRC by establishing our own distribution centers, together with franchised retail chain stores which will sell our own branded products (e.g., organic fertilizers) and international and local sourced products (e.g., seeds, pesticides and other agricultural products). Our growth strategy includes the following strategies:

Continue Organic Growth Initiatives. We believe that the current fertilizer market is fragmented and represents an excellent opportunity for us to gain additional market share from our competitors, mainly chemical fertilizer manufacturers. We intend to establish branded chain stores by converting our current offices into a flagship store and distribution center and inviting our current distributors to join in our line as franchisees to operate chain stores under our brand. We also intend to leverage our strong brand, quality customer services and quality of our products to gain incremental business in the fertilizer market. Finally, we strongly believe that as we continue to grow, economies of scale and enforced brand awareness will allow us to continue to be profitable.

Expand the lines of our products. Beside our current organic fertilizers, we will source, either internally or locally, other agricultural products, like seeds, pesticides, agricultural equipments and tools to expand the lines of our products to meet all the necessities of farmers in the PRC. All these products will be sold through our branded chain stores directly to farmers, who are the end customers.

Capitalize upon Strong Industry Dynamics in the PRC.  Continued economic growth in the PRC, coupled with evolving government policy on preservation of farmlands by promoting use of organic fertilizers on one hand and improvement of farmers’ incomes on another hand, present us with significant future growth opportunities.  We believe that with continued strong government commitment, we will continue to benefit from it.

Execute Strategic Acquisitions.  We intend to acquire certain domestic targets that are accretive and synergistic to our growth strategy.

Competitive Advantages

We believe we are well-positioned to continue to be the largest manufacturer of organic compound fertilizers in the PRC and to become a leading distributor of organic compound fertilizers in the PRC and beyond.  We believe we have several competitive advantages, including the following:

•	Well established brand name products;

•	Established distribution channel in northern and eastern provinces of the PRC; and

•	Food grown with our products may be eligible to receive a AA Green Food rating.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the fertilizer market in the PRC:

•	Strong Market Position. We are a leading manufacturer of fertilizer products and, more specifically, organic fertilizer products in liquid form, in the PRC.

•
Recognized and Certified Product Offerings.  Our Tailong liquid brand of fertilizer products was favorably recognized by the China Association for Quality Supervision and the China Quality Standard Research Center in 2006 for product quality, brand reputation and customer loyalty.  Our fertilizer products also have been certified by the Ministry of Agriculture.

•
Established Distribution Network.   We sell the majority of our fertilizer products through an extensive distribution network of regional factories, which help us to establish a local presence in each community we serve with multi-level sales support and to educate local retailers and farmers on the benefits of our fertilizer products.  Since 2007 we have sold our Green Vitality products to a subsidiary of Sinofert Holdings Limited, the PRC’s largest integrated agricultural company, which utilizes its own distribution network to distribute our products.

•
Efficient Infrastructure.   We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality fertilizer products within a short delivery time.

•
Broad Customer Base.   We developed a diversified customer base of farmers and retailers located throughout the PRC and are not dependent on, or heavily concentrated in, any single customer or customer base.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well-regarded product offerings will enable us to benefit from the anticipated growth in the PRC fertilizer market.  We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•
Capitalize on our brand reputation to increase sales of new and existing products.   We intend to leverage the favorable reputation of our fertilizer products through collaboration with academic and governmental institutions which can attest to the quality of our current product offerings.  We plan to develop new compounds to better meet the changing needs of the PRC’s agricultural communities by tailoring our product offerings to meet the local needs of the farmers and to create greater reliability of fertilizer products nationwide. Over the past year we added an organic granular compound fertilizer to our product lines and constructed a granular fertilizer line near each of our existing factories, located in Harbin, Beijing and Xinjiang.

•
Expand Our Domestic Operation.  We intend to build or acquire additional organic granular fertilizer factories in strategic locations in the PRC to serve new agricultural areas in Hebei and Sichuan provinces. Our recently completed Xinjian facility commenced commercial production in 2010, bringing our organic granular compound fertilizer production capacity to approximately 200,000 metric tons.

•
Build & Operate Franchised Retail Stores in the PRC.  We currently plan to build and operate approximately 10 and 45 branded large-scale distribution centers in central and eastern provinces in 2010 and 2011, respectively, to sell our own organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products to franchised retail stores, and intend to expand into southern and western provinces starting 2012. We anticipate that each distribution center will cost approximately $1 million to build and can cover 80 to 100 franchised retail stores in its geographic area. Because we do not expect that the distribution centers will sell products on a retail basis, we intend to initially engage our current distributors to become the franchisees of such retail stores.  We will not own the retail stores and will not receive any franchise fee from the stores, but we will provide product sourcing, training, expertise and logistic services to our franchisees  In return, the retail stores will be required to commit to sell our organic fertilizers, together with third party products sourced by us.  We believe that our planned distribution centers and franchised retail stores in the PRC could enable us to introduce  farmers, especially individual farmers, to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products in a more cost effective manner. We believe that these franchised stores could also introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media. Our anticipated schedule of building and operating these branded distribution centers relies on a variety of factors, many of which are outside of our control. Accordingly, this suggested schedule and our ability to open up the anticipated number of stores, if any, may change. The net proceeds of this offering are not enough to complete the build-out of all of the anticipated distribution centers described above.  If we cannot fund the remaining distribution centers from working capital, we will need to seek additional capital from other sources, which may not be possible on terms favorable to us, if at all.

•
Enhance Brand Awareness.  Our core future focus will be to build and enhance brand awareness of our “Lvlingbao” and “Tailong” products, as well as our “Green Vitality” product line and organic granular compound fertilizer by launching an extensive advertising campaign to educate retailers and farmers on the benefits of our liquid organic compound products.  We expect to combine these marketing efforts with our planned retail store expansion into markets within the PRC that have little or no current exposure to our products. We believe that this strategy will allow us to expand our distribution and sales outside of our traditional base in northeast regions of the PRC and capture a larger market share.

•
Increase Sales into Select Foreign Markets.   We plan to leverage our product offerings and brand reputation to expand our product sales into select markets outside of the PRC.   We are currently negotiating  with Odyssey International (Trading) Group Ltd., a Hong Kong corporation (“Odyssey”)  to define the specific terms and conditions of the exclusive marketing and distribution rights we granted them for the Company’s Lvlingbao series of organic liquid compound fertilizers in certain target markets, including, but not limited to, Central and South America, South Africa and Asian countries. In the event that the terms are not finalized the Company will have to seek to terminate the agreement and find a new third party distributor to market our products outside the PRC.

Recent Private Placement

On October 19, 2009, we issued (i) an aggregate of 2,785,536 shares of common stock (the “Investor Shares”) and (ii) warrants to purchase up to an aggregate of 1,857,024 shares of common stock (the “Warrant Shares”) at an initial exercise price of approximately $5.38 per share, subject to adjustment, to Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P. (collectively, the “Carlyle Investors”) for a purchase price of $15,000,000. The exercise price of the warrants has a floor of $1.5329 per share, and if the warrants were exercised at that price, we would have issue an additional 4,666,663 shares (the “Additional Warrant Shares”) for an aggregate of 6,523,691 shares issued pursuant to the warrants. The warrants issued to the Carlyle Investors will become exercisable on April 19, 2010 and expire April 19, 2012.

Additional Warrant Shares were only required to be issued if we failed to meet a predetermined net income target.  The Company has met the net income target for 2009 and thus, the exercise price of the warrants issued to the Carlyle Investors is fixed at approximately $5.38 per share, subject to customary adjustment provisions for stock dividends and split, merger or consolidation or other similar corporate events.

Pursuant to the Purchase Agreement, we would have been obligated to issue up to 7,000,000 shares of common stock to the Carlyle Investors in the event that the Company failed to meet the net income target referenced above.

We granted the Carlyle Investors a one-year right of participation in future offerings by us of shares of our common stock, debt or equity securities convertible, exercisable or exchangeable into common stock, or debt securities. The right of participation was granted individually, on a pro rata basis based upon each investor’s original subscription amount, and collectively no less than $5 million and no more than $10 million. At the Company’s request the Carlyle Investors waived their right to participate in this offering.  In addition, we granted the Carlyle Investors the right to collectively designate one person to serve as a member of our board of directors, and the Carlyle Investors agreed to allow the Company to appoint an additional independent member of the board. On December 23, 2009, we appointed Carlyle’s designee, Zheng “Anne” Wang, to serve as a member of our board of directors. On January 8, 2010, the board of directors also appointed Charles Law to serve as a member of our board of directors. The board of directors determined that Mr. Law was an “independent director” as that term is defined and determined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

In connection with the transaction, we entered into a registration rights agreement, pursuant to which the Company agreed to prepare and file a registration statement covering the resale of the Investor Shares and Warrant Shares, and in the event they are issued, the Make-Good Shares and the Additional Warrant Shares (collectively, the “Registrable Securities”) no later than January 31, 2010. On February 1, 2010, we agreed with the Carlyle Investors to extend the deadline for filing such registration statement until March 15, 2010.  The registration of 2,785,536 of the shares of common stock was filed on March 12, 2010 and was declared effective on April 22, 2010.

The Company received a letter from the Financial Industry Regulatory Authority ("FINRA") dated March 11, 2010 informing the Company that it is conducting a review of the trading in the Company's common stock surrounding the October 20, 2009 announcement of the private placement investment made by the Carlyle Investors. FINRA has indicated that its inquiry should not be construed as an indication that it has determined any violations of FINRA rules or NASD rules or federal securities laws have occurred. The Company is in the process of responding to the letter.

Corporate Structure

China Agritech, Inc. is a holding company with no operations.  We are the parent company to our operating subsidiaries, Pacific Dragon, Anhui Agritech, Beijing Agritech and Xinjiang Agritech, which are located in the PRC (collectively, the “PRC Operating Companies”).  We also have a 100% equity interest in CAI Investment Inc. (“CAI”), a California corporation, and Tailong, a Hong Kong corporation, each of  which is a holding company with no operations.

Our executive offices are located in the PRC at Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024  and our telephone number is +86 10-59621278. Our English language website address is www.chinaagritechinc.com.

The Offering

Common stock offered by us	1,243,000 shares of common stock

Common Stock to be outstanding after this offering	18,722,769 shares of common stock

Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before offering expenses payable by us, will be approximately $    million. We intend to use the net proceeds from this offering for the establishment of branded, large-scale distribution centers in 2010 and 2011 and the remainder of the net proceeds, if any, for working capital and general corporate purposes.  See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-12 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

NASDAQ Global Market symbol	“CAGC”

Unless otherwise stated, all information contained in the prospectus supplement assumes no exercise of the over-allotment option granted to the underwriters.

Selected Financial Data

The following table sets forth our summary consolidated financial data for the periods indicated. The summary consolidated statement of operations data for each of the years ended December 31, 2009 and 2008  have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus.  You should read this selected consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These historical operating results and other historical data included in and incorporated by reference into the is prospectus supplement and the accompanying prospectus are not necessarily indicative of our operating results for any future period.

Statements of Operations Data:
(in thousands, except per share data)

	Year Ended December 31,
	2009	2008
Income Statement Data:
Net revenue	$76,129,839	$45,240,212
Cost of revenues	$(47,244,887)	$(24,889,387)
Gross Profit	$28,884,952	$20,350,825
Total operating expenses	$(7,928,645)	$(6,635,418)
Income from operations	$20,956,307	$13,715,407
Unrealized loss on derivatives	$(9,894,409)	—
Income before income taxes	$11,078,573	$13,982,552
Net income	$6,171,099	$9,830,770
Net income attributable to non-controlling interests	$(481,452)	$(1,189,029)
Net income attributable to China Agritech stockholders	$5,689,647	$8,641,741
Weighted average shares outstanding*	$14,039,152	$12,349,808
Earnings per share attributable to China Agritech common stockholders*:
Basic	$0.41	$0.70
Diluted	$0.40	$0.70

Impact of Noncash Charge

The following table shows statement of income data without reflecting the impact of the noncash charge due to the unrealized loss on derivatives incurred as a result of the increase in the fair value of the warrants after the issuance of warrants to certain investors in October 2009.  Management believes that the presentation of this non-GAAP financial measure is warranted and useful to its shareholders because it provides an additional analytical tool for understanding the Company’s financial performance by excluding certain items that may obscure trends in the core operating performance of the Company’s business.  The accompanying table has more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.  The adjusted net income attributable to China Agritech stockholders and earnings per share information should not be considered an alternative to, or more meaningful than, net income attributable to China Agritech common stockholders and earnings per share attributable China Agritech common stockholders as determined in accordance with GAAP, since it omits the impact of the unrealized loss on derivatives.

	Year Ended December 31,
	2009	2008
Adjusted net income attributable to China Agritech stockholders excluding noncash charge	$15,584,356	$8,641,741
Noncash charge for unrealized loss on derivatives	$(9,894,409)	—
Net income attributable to China Agritech stockholders	$5,689,647	$8,641,741
Weighted average shares outstanding*
Basic	14,039,152	12,349,808
Diluted	14,228,943	12,349,808
Earnings per share attributable to China Agritech common stockholders adjusted for noncash charge:
Basic	$1.11	$0.70
Diluted	$1.10	$0.70

*Retroactively adjusted for the 1-for-4 reverse stock split on September 8, 2009 and the 2-for-1 forward stock split on February 1, 2010.

Consolidated Balance Sheet Data:

	As of December 31,
	2009	2008
Cash and cash equivalents	$20,313,089	$11,952,235
Accounts receivable, net	$39,256,098	$34,773,115
Advances to suppliers	$25,348,687	$10,795,357
Total Assets	$100,613,398	$72,665,066
Total Equity	$77,302,891	$67,726,934
Total Liabilities and Stockholders’ Equity	$100,613,398	$72,665,066

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risk and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “continue,” “possible,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	the availability and cost of products from our suppliers;

•	changes in user demand for our products;

•	general and cyclical economic and business conditions, domestic or foreign;

•	our ability to manage and integrate the establishment of retail operations;

•	changes in our pricing policies or the pricing policies of our competitors or suppliers;

•	our ability to compete effectively with our current and future competitors;

•	our ability to manage our growth effectively, including possible growth through acquisitions;

•	our ability to expand our geographically;

•	our implementation of share-based compensation plans;

•	changes in the favorable tax incentives enjoyed by the PRC Operating Companies;

•	foreign currency exchange rates fluctuations;

•	adverse changes in the securities markets;

•	legislative or regulatory changes in China; and

the factors set forth more fully in and incorporated by reference into this prospectus supplement and the accompanying prospectus, including those described under “Risk Factors” of this prospectus supplement and under “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before investing in our common stock.  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.  Please also refer to the section above entitled “Forward-Looking Statements.”

The following is a summary of certain material risks facing our business and common stock that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results, and the price of and trading market for out stock, could be materially harmed.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we plan to use all of the net proceeds from this offering to build new product distribution facilities, our management still has broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on public offering price of $[   ] per share and the net tangible book value of the common stock of $[   ] per share as of December 31, 2009, if you purchase shares of common stock in this offering, you will suffer dilution of $[   ] per share in the net tangible book value of the common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

After the completion of this offering, one shareholder will continue to own a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Currently, Yu Chang, our Chairman and CEO, beneficially owns approximately 40.5 % of our outstanding common stock. Upon the completion of this offering, his ownership interest would decrease to approximately [  ]%.  As a result, he would maintain substantial power to elect members of our Board of Directors and to control substantially all corporate actions and decisions for an indefinite period of time.

There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of our common stock.

The Company is not generally restricted from issuing additional common stock, or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. The market price of our common stock could decline as a result of this offering, sales of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, we cannot predict or estimate the amount, timing or nature of future offerings. Thus, our stockholders bear the risk of future offerings reducing the market price of our common stock and diluting their shareholdings in us.

We do not anticipate paying cash dividends on our common stock. Investors in this offering may never obtain a return on their investment.

You should not rely on an investment our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay any in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Additional Risks

The license agreement covering the core technology for the Company’s fertilizer products expires in three years (with a one time three year renewal period) and if it is not renewed by Mr. Chang thereafter, the Company will not have the rights to use the technology necessary to manufacture its current core products.

The PRC Operating Companies recently entered into a license agreement with Yu Chang, our Chairman, CEO and President, pursuant to which Mr. Chang granted the PRC Operating Companies an exclusive license to use the know-how to enable us to manufacture the Tailong and Green Vitality organic liquid compound fertilizer on a royalty-free basis. The initial term of the license agreement is three years, with an automatic renewal period for another three years. The failure to renew this agreement will have a material adverse impact on the financial condition and operations of the Company.

The Company is still in the process of  negotiating the final terms and conditions with our exclusive marketing agent outside the PRC and to the extent that the agreement is not finalized, this may negatively impact the Company’s ability to sell it products overseas.

In June 2009 we entered into a six-year marketing and distribution agreement with Odyssey pursuant to which Odyssey was granted the exclusive marketing and distribution rights for the Company’s Lvlingbao series of organic liquid compound fertilizers in certain target markets, including, but not limited to, Central and South America, South Africa and Asian countries. However, prior to the commencement of the marketing in any such named geographical location, we will need to define the specific terms and conditions of the agreement and the responsibilities of the parties thereunder with respect to such market.   In the event that we cannot negotiate the final terms and conditions of the agreement, we will have to terminate the agreement in a manner so as not to adversely affect the Company and find another third party to market our products outside of the PRC.  There is no assurance that the terms and conditions of  any agreement will be negotiated successfully.  Our inability to successfully negotiate such terms and conditions could adversely effect our ability to market our products outside the PRC.  Because of the exclusivity we granted to Odyssey, in the event we are unable to negotiate terms with Odyssey and unable to terminate the agreement, we may be unable to market our products outside the PRC.

Application of  guidance related to  the Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock has negatively impacted the Company’s statement of operations for the year ended December 31, 2009 and is expected to  continue to negatively impact the statement of operations of the Company.

In the Company’s Form 10–K for the year ended December 31, 2009, the Company reported an unrealized loss on derivatives in the consolidated statements of operations of $9,894,409 as a result of the issuance of warrants to purchase up to an aggregate of 1,857,024 shares of common stock to the Carlyle Investors in October 2009.  The Company anticipates that in the first quarter of 2010, it will also recognize a significant unrealized loss related to the changes in fair value of such warrants and that total and per share net income attributable to the Company’s stockholders compared to the prior comparable quarter will decrease. The Company’s net income attributable to the Company’s stockholders will continue to be adversely impacted by such warrants as long as the fair value of the warrants that remain outstanding continue to increase. Management believes that as of the current date, April 28, 2010, that year to date total and per share net income  attributable to the Company’s stockholders is continuing to be negatively impacted by such warrants resulting in lower total and per share net income than compared to the comparable period in 2009.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $[  ] million from the sale of 1,243,000 shares of common stock in this offering, or approximately $[  ] million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and before expenses related to this offering payable by us.

We intend to use approximately $[  ] of the net proceeds of this offering to establish approximately [  ] branded, large-scale distribution centers for our products in the central and eastern provinces of the PRC, as described further below.  Any funds not used for such purposes will be used for working capital and general corporate purposes.

We currently plan to build and operate approximately 10 and 45 branded large-scale distribution centers in central and eastern provinces in 2010 and 2011, respectively, to sell our own organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products to franchised retail stores, and intend to expand into southern and western provinces starting 2012. We anticipate that each distribution center will cost approximately $1million to build and can cover 80 to 100 franchised retail stores in its geographic area. Because we do not expect that the distribution centers will sell products on a retail basis, we intend to initially engage our current distributors to become the franchisees of such retail stores.  We will not own the retail stores and will not receive any franchise fee from the stores, but we will provide product sourcing, training, expertise and logistic services to our franchisees  In return, the retail stores will be required to commit to sell our organic fertilizers, together with third party products sourced by us.  We believe that our planned distribution centers and franchised retail stores in the PRC could enable us to introduce  farmers, especially individual farmers, to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products in a more cost effective manner. We believe that these franchised stores could also introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media. Our anticipated schedule of building and operating these branded distribution centers relies on a variety of factors, many of which are outside of our control. Accordingly, this suggested schedule and our ability to open up the anticipated number of stores, if any, may change. The net proceeds of this offering are not enough to complete the build-out of all of the anticipated distribution centers described above.  If we cannot fund the remaining distribution centers from working capital, we will need to seek additional capital from other sources, which may not be possible on terms favorable to us, if at all.

Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock, is quoted on the NASDAQ Global Market under the symbol “CAGC.” Our common stock began trading on the NASDAQ Global Market on September 21, 2009. Prior to that time, our common stock was traded on the OTC Bulletin Board (“OTCBB”). The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the common stock as reported on the OTCBB, and since September 21, 2009, the high and low sales prices for the common stock as reported on the NASDAQ Global Market, in U.S. dollars.   OTCBB quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock
	High	Low
2008
First Quarter	$6.24	$3.70
Second Quarter	6.52	4.06
Third Quarter	4.66	2.12
Fourth Quarter	2.42	1.12
2009
First Quarter	2.74	1.61
Second Quarter	3.96	2.24
Third Quarter – September 21	6.46	3.20
September 21 – 30	7.90	6.32
Fourth Quarter	15.72	6.00
2010
First Quarter	30.75	13.26
Second Quarter through April 28	25.40	17.00

At April 28, 2010, there were 17,479,769 shares of our common stock outstanding. Our shares of common stock are held by approximately 951 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common sock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

We have not paid any cash dividends on shares of our common stock and do not plan to do so in the near future. We currently plan to retain future earnings to fund the development and growth of our business. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2009 on an actual basis and on a pro forma as adjusted basis to give effect to (i) the sale by us of [   ] shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option and (ii) the initial application of the proceeds of this offering. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement.

	As of December 31, 2009
	Actual (audited)	As Adjusted
CURRENT ASSETS
Cash and Cash Equivalents	$20,313,089	$
CURRENT LIABILITIES
Warrant liabilities	$20,157,869	$
Total current liabilities	$23,310,507	$
Total long-term debt	$0
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value: 100,000,000 shares authorized, 17,002,542* shares issued and outstanding	$17,003
Additional paid-in capital – Common stock	$34,698,079
Retained earnings	$34,668,726
Total Equity	$77,302,891

Total Liabilities and Stockholders’ Equity	$100,613,398	$

*           Retroactively adjusted for the 2-for-1 forward stock split on February 1, 2010.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated April [  ], 2010, we have agreed to sell to  Rodman & Renshaw, LLC (the “underwriter”) and the underwriter has agreed to purchase on a firm commitment basis from us, the number of shares offered in this offering set forth opposite the underwriter’s name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Rodman & Renshaw, LLC	1,243,000

Total

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement, are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter’s over-allotment option. Furthermore, the underwriter’s obligations are subject to the continued listing on NASDAQ of our shares of common stock and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.  We have granted the underwriter an irrevocable right for a period of six months from the consummation of this offering to purchase for its account or sell for our account, any of our securities that we may seek to sell in any subsequent financing.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after this offering, to purchase up to an additional 15% of the shares of common stock sold in the offering (186,450 additional shares of common stock) at the public offering price less the underwriting discount, solely to cover over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement.

Commissions and Discounts

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase a total of 1,429,450 shares of common stock.

	Without Over-allotment	With Over-allotment
Per Share	$	$
Underwriting discounts and commissions	$	$
Total	$	$

The estimated offering expenses payable by us, excluding the underwriting discounts and commissions and any exercise of the underwriter’s over-allotment option, will be approximately $[    ], which includes a non-accountable expense allowance equal to 1.0%  of the gross proceeds of this offering (or $[    ]), as well various other fees associated with listing the shares of common stock.

Notwithstanding the above, the maximum commission or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance.

We have granted Rodman & Renshaw LLC a right of first refusal to act as, at the option of the Company, lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing for one future public or private equity or public debt offering during the three months following the date of this prospectus (if such an offering actually occurs).  Rodman shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent and 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Pricing of Securities

The public offering price for the shares was determined by negotiation between us and the underwriter. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus supplement and the accompanying base prospectus and otherwise available to the underwriter;
•	the history and the prospects for the industry in which we will compete;
•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings;
•	our current financial condition and the prospects for our future cash flows and earnings;
•	the general condition of the economy and the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	the public demand for our securities in this offering.

The underwriting agreement will be included as an exhibit to a Current Report on Form 8-K that will be filed with the SEC in connection with this offering.

Listing

Our common stock is traded on the Nasdaq Global Market under the symbol “CAGC.”

Stabilization

In order to facilitate the offering of shares of common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares of common stock compared to the price available under the over-allotment option. The underwriter may also sell shares of common stock in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock.

The underwriter also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member if the underwriter repurchases shares of common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock. The underwriter is not required to engage in these activities, which may be effected on NASDAQ or otherwise and, if commenced, may end any of these activities at any time.

Lock-ups

All of our officers, directors and shareholders holding more than 5% of the outstanding common stock other than the Carlyle Investors have agreed that, for a period of 6 months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. The underwriter has agreed to allow 366,000 shares of common stock to be sold by certain officers and directors of the Company pursuant to a registration statement declared effective by the Commission on April 22, 2010 and has agreed that lock-up period applicable to the securities held by the Carlyle Investors is three months instead of six months.

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters participating in the offering or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying base prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying base prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriter and should not be relied upon by investors.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

This prospectus supplement in electronic format may be made available on the websites maintained by Rodman & Renshaw, LLC and Rodman & Renshaw, LLC may distribute prospectuses and prospectus supplements electronically.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Notices to Non-United States Investors

United Kingdom.  No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The common shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The common shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica. This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The common shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered. The common shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman. This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman. No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products. Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation. Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by the investor pursuant to this offering. As used in this discussion, references to “we”, “our” and “us” refer only to China Agritech, Inc.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the Medicare contribution tax on certain unearned income or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock. This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such cash distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “—Taxation on the Disposition of Common Stock” below.

Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the regular U.S. federal income tax rate generally applicable to ordinary income.

If a PRC tax applies to any dividends paid to a U.S. Holder on our common stock, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15 percent for taxable years beginning before January 1, 2011 (and 20 percent thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC tax applies to any gain from the disposition of our common stock by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Non-U.S. Holders

Taxation of Distributions

Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30 percent of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “—Taxation on the Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Cash dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5 percent of our common stock at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the current composition of the assets of us and our subsidiaries, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5 percent of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the acquisition, ownership and disposition of our common stock purchased by an investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refer only to China Agritech, Inc.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), and on December 6, 2007, the State Council passed the implementing rules of the EIT Law.  Both the EIT Law and its implementing rules became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25 percent enterprise income tax rate on worldwide income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us, CAI and/or Tailong.  If the PRC tax authorities determine that we, CAI and/or Tailong is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we, CAI and/or Tailong could be subject to the enterprise income tax at a rate of 25 percent on our, CAI’s and/or Tailong’s worldwide taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. However, since the definition of qualified resident enterprises is unclear and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes, it is unclear whether the dividends paid from the PRC Operating Companies directly to us (or to us through Tailong or CAI) may constitute dividend income between “qualified resident enterprises” and therefore qualify for tax exemption.

As of the date of this prospectus supplement, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us, CAI or Tailong. However, since it is not anticipated that we, CAI and/or Tailong would receive dividends or generate other income in the near future, we, CAI and Tailong are not expected to have any income that would be subject to the 25 percent enterprise income tax on worldwide income in the near future. We, CAI and Tailong will make any necessary tax payment if we, CAI and/or Tailong (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we, CAI or Tailong is a resident enterprise under the EIT Law, and if we, CAI or Tailong were to have income in the future.

Dividends From the PRC Operating Companies

If neither Tailong nor CAI is treated as a resident enterprise under the EIT Law, then dividends that Tailong or CAI receive from the PRC Operating Companies may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25 percent will normally be applicable to investors that are “non-resident enterprises” (“non-resident investors”) which (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10 percent will normally be applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of a foreign jurisdiction on a case-by-case basis. We, CAI and Tailong are holding companies and substantially all of our income and that of CAI and Tailong may be derived from dividends from the PRC Operating Companies.  Thus, if we, CAI and/or Tailong are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us, CAI and/or Tailong are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdiction in which the non-PRC investor resides may reduce such income or withholding tax, with respect to a non-resident investor. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”), if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25 percent of the equity interest in a company in China, the 10 percent PRC withholding tax on the dividends the Hong Kong resident enterprise receives from such company in China is reduced to 5 percent. We are a U.S. holding company, and we own a 100 percent equity interest in Anhui Agritech, a PRC company, which in turn owns a 25 percent equity interest in Xinjiang Agritech, a PRC company.  We also own a 100 percent equity interest in CAI, a California corporation, which in turn owns a 100 percent equity interest in Beijing Agritech, a PRC company, which in turn owns a 25 percent equity interest in Xinjiang Agritech. We also own a 100 percent equity interest in Tailong, a Hong Kong company, which in turn owns a 100 percent equity interest in Pacific Dragon, a PRC company. As a result, if Tailong were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Tailong receives from Pacific Dragon (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5 percent PRC withholding tax, if the PRC-Hong Kong Tax Treaty were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Tailong to be a conduit not entitled to treaty benefits), may be subject to a 10 percent PRC withholding tax.  Similarly, if we were treated as a PRC “non-resident enterprise” under the EIT Law, and CAI or Tailong were treated as a PRC “resident enterprise” under the EIT Law, then dividends that we receive from CAI or Tailong (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax.  A similar situation may arise if we were treated as a PRC “non-resident enterprise” under the EIT Law, and we were to receive dividends directly from Anhui Agritech.  Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us, CAI or Tailong. As indicated above, however, the PRC Operating Companies are not expected to pay any dividends in the near future.  We, CAI and Tailong will make any necessary tax withholding if, in the future, the PRC Operating Companies were to pay any dividends and we, CAI  or Tailong  (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we, CAI or Tailong are a non-resident enterprise under the EIT Law.

Dividends That Non-Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC withholding tax at the rate of 10 percent is generally applicable to dividends payable to non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us is holding the PRC Operating Companies, and thus any gain realized on the transfer of our common stock by such investors is also subject to 10 percent PRC income tax because such gain may be regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from the sale or transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10 percent. In January, 2009, the State Administration of Taxation (“SAT”) promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payments to a non-resident investor shall be the relevant tax withholders for such non-resident investors: income from an equity investment (including dividends and other returns on such investment), interest, rents, royalties, income from an assignment of property and other income subject to enterprise income tax received by a non-resident investor in China.  As a result, we may be required to withhold a 10 percent PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realize any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10 percent PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

On December 15, 2009, the SAT released Circular Guoshuihan No. 698 (“Circular 698”)  that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles. Circular 698 addresses indirect share transfers as well as other issues.  Circular 698 is retroactively effective from January 1 2008.  According to Circular 698, where a non-resident investor who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5 percent or where the offshore income of his, her, or its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it will deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05 percent of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50 percent to 500 percent of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50 percent to 500 percent of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.  Blank Rome LLP is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated balance sheets of China Agritech, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated income statements, stockholders’ equity and comprehensive income, and cash flows for the years then ended appearing in the registration statement of which this prospectus supplement forms a part have been included herein in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC.  We will make these documents available upon oral or written request, free of charge.  Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China Agritech, Inc., at the Company’s office located Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, China 100024 People’s Republic of China (86) 10-59621278.

You can also read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.  You also may read and copy any document we file with the SEC at its public reference facility at Public Reference Room, 100 F Street N.E., Washington, DC 20549. You can request copies of these documents by writing to the SEC and a fee for the copying cost.  Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

PROSPECTUS

CHINA AGRITECH, INC.

$100,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, or units having a maximum aggregate offering price of $100,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities. Our common stock is traded on The NASDAQ Global Market under the symbol “CAGC.”  Each prospectus supplement will contain information, where applicable, as to our listing on The NASDAQ Global Market or any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 3 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 25, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having a maximum aggregate offering price of $100,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “China Agritech”, “Company”, “we”, “us”, and “our” refer to China Agritech, Inc. and its wholly-owned subsidiaries. “China” and the “PRC” refer to the People’s Republic of China.

The share information contained herein, gives retroactive effect to the Company’s 2-for-1 forward stock split effective as of February 1, 2010.

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with this prospectus.  Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K, which we filed with the SEC on March 31, 2009, and in our Quarterly Reports on Form 10-Q which we filed with the SEC on May 14, 2009, August 14, 2009, and November 12, 2009, respectively. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such  filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China Agritech, Inc., Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024  and our telephone number is +86 10-59621278.

The Offering

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	common stock
•	preferred stock;
•	debt securities, in one or more series;
•	warrants to purchase any of the securities listed above; and/or
•	units consisting of one or more of the foregoing.

in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information About Us.”

Our Company

We manufacture and sell organic liquid compound fertilizers, organic granular compound fertilizers and related agricultural products in the People’s Republic of China (the “PRC”) through our direct and indirect subsidiaries: Anhui Agritech Development Co. Ltd. (“Anhui Agritech”), Agritech Fertilizer Limited (“Beijing Agritech”), China Tailong Holdings Company Limited (“Tailong”), Pacific Dragon Fertilizer Co. Ltd. (“Pacific Dragon”), and Xinjiang Agritech Agriculture Resources Co., Ltd (“Xinjiang Agritech”).  For the nine months ended September 30, 2009, approximately 65% of our revenues were derived from the sale of our liquid organic fertilizer products, while approximately 35% of our revenues were derived from the sale of our granular organic fertilizer products.

Our main products include spray, water-flush, dip and granular fertilizer products and other customized, crop specific fertilizers that are tailored to our customers’ specific requirements. Our liquid fertilizer products can be applied on a widespread basis via spraying by machine or aircraft.  Our products have been recognized for their quality and effectiveness by leading industry associations and have been certified by the PRC government at the national level, which is an endorsement of the effectiveness of the products in all regions of the PRC.

Our products:

•	promote photosynthesis, root system growth and transmission of nutrients to seeds;

•	equilibrate absorption of nutrients to speed a plant’s maturity;

•	eliminate the damage of harmful radicals to plants;

•	increase protein and vitamin content levels;

•	accelerate the accumulation of photosynthesis materials and cell concentration;

•	increase plants’ reservation ability to resist drought, resistance and the utilization rate of basic fertility; and

•	foster the development of plant life along with neutral or acidic pesticides.

We believe that our brand reputation and ability to tailor our products to meet the requirements of various regions of the PRC affords us a competitive advantage. We purchase the majority of our raw materials from suppliers located in the PRC and use suppliers that are located in close proximity to our manufacturing facilities, which helps us to contain our cost of revenue.

The demand for our products has steadily increased. Our annual production capacity as of September 30 2009 was approximately 13,000 metric tons of organic liquid compound fertilizers whereas our annual production capacity for granular fertilizers as of September 30, 2009 was approximately 200,000 metric tons, consisting of 100,000 metric tons in Anhui, 50,000 metric tons in Harbin, and 50,000 tons in our newly completed plant in Xinjiang.

We plan to build and open between 30 and 50 branded large-scale distribution centers in central and eastern provinces in 2010 to sell our own organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products throughout the PRC, and hope to expand into southern and western provinces in 2011.  Each distribution center can cover 80 to 100 franchised retail stores under our management. We hope to use these locations and franchised stores to introduce small individual farmers to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products. We believe that these franchised stores will introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media.

Our Growth Strategy

We believe that our increased capacity to produce organic granular compound fertilizer products, which have a lower price point and greater market appeal than our premier organic liquid compound fertilizer products, makes us well positioned to expand sales and increase revenues.  We have focused on the expansion of our granular production because the market for organic granular fertilizer is larger than the current market for organic liquid fertilizer due to the familiarity and tradition of farmers’ using granular fertilizers. In addition, the per unit amount of granular fertilizer used for sowing coverage is much higher than the amount used for  liquid fertilizer.

Our goal is to further expand our product’s market share throughout the PRC by establishing branded chain stores which will sell  our own branded products (e.g., organic fertilizers) and international and local sourced products (e.g., seeds, pesticides and other agricultural products).  Our growth strategy includes the following strategies;

Continue Organic Growth Initiatives.  We believe that the current fertilizer market is fragmented and represents an excellent opportunity for us to gain additional market share from our competitors, mainly chemical fertilizer manufacturers.  We intend to establish branded chain stores by converting our current offices into a flagship store and distribution center and inviting our current distributors to join in our line as franchisees to operate chain stores under our brand.  We also intend to leverage our strong brand, quality customer services and quality of our products to gain incremental business in the fertilizer market.  Finally, we strongly believe that as we continue to grow, economies of scale and enforced brand awareness will bring strong profitability to us.

Expand the lines of our products.   Beside our current organic fertilizers, we will source, either internally or locally, other agricultural products, like seeds, pesticides, agricultural equipments and tools to expand the lines of our products to meet all the necessities of farmers in the PRC.  All these products will be sold through our branded chain stores directly to farmers, who are the end customers.

Capitalize upon Strong Industry Dynamics in the PRC.  Continued economic growth in the PRC, coupled with evolving government policy on preservation of farmlands by promoting use of organic fertilizers on one hand and improvement of farmer’s income on another hand, present us with significant future growth opportunities.  We believe that with continued strong government commitment, we will continue to benefit from it.

Execute Strategic Acquisitions.  We intend to acquire certain domestic targets that are accretive and synergistic to our growth strategy.

Competitive Advantages

We believe we are well-positioned to continue to be the largest manufacturer of organic compound fertilizers in the PRC and to become a leading distributor of organic compound fertilizers in the PRC and beyond.  We believe we have several competitive advantages, including the following:

•	Well established brand name products;

•	Established distribution channel in northern and eastern provinces of the PRC; and

•	Food grown with our products may be eligible to receive a AA Green Food rating.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the fertilizer market in the PRC:

•	Strong Market Position. We are a leading manufacturer of fertilizer products and, more specifically, organic fertilizer products in liquid form, in the PRC.

•
Recognized and Certified Product Offerings.  Our Tailong liquid brand of fertilizer products was favorably recognized by the China Association for Quality Supervision and the China Quality Standard Research Center in 2006 for product quality, brand reputation and customer loyalty.  Our fertilizer products also have been certified by the Ministry of Agriculture.

•
Established Distribution Network.   We sell the majority of our fertilizer products through an extensive distribution network of regional factories, which help us to establish a local presence in each community we serve with multi-level sales support and to educate local retailers and farmers on the benefits of our fertilizer products.  Since 2007 we have sold our Green Vitality products to Sinochem Fertilizer Co., Ltd, the PRC’s largest integrated agricultural company, which utilizes its own distribution network to distribute our products.

•
Efficient Infrastructure.   We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality fertilizer products within a short delivery time.

•
Broad Customer Base.   We developed a diversified customer base of farmers and retailers located throughout the PRC and are not dependent on, or heavily concentrated in, any single customer or customer base.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well-regarded product offerings will enable us to benefit from the anticipated growth in the PRC fertilizer market.  We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•
Capitalize on our brand reputation to increase sales of new and existing products.   We intend to leverage the favorable reputation of our fertilizer products through collaboration with academic and governmental institutions which can attest to the quality of our current product offerings.  We plan to develop new compounds to better meet the changing needs of the PRC’s agricultural communities by tailoring our product offerings to meet the local needs of the farmers and to create greater reliability of fertilizer products nationwide. Over the past year we added an organic granular compound fertilizer to our product lines and constructed a granular fertilizer line near each of our existing factories, located in Harbin, Beijing and Xinjiang.

•
Expand Our Domestic Operation.  We intend to build or acquire additional organic granular fertilizer factories in strategic locations in the PRC to serve new agricultural areas in Hebei and Sichuan provinces. When our recently completed Xinjian facility commences commercial production in early 2010 our organic granular compound fertilizer production capacity will reach 200,000 metric tons.

•
Build & Operate Franchized Retail Stores in the PRC.  We plan to open between 30 and 50 large-scale distribution centers throughout the PRC’s central provinces in 2010, and hope to expand into eastern and western provinces in 2011.  Each distribution center could cover up to 100 franchised retail chain stores.  We hope to use the franchised retail chain stores to introduce small provincial farmers to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products.   We believe that these chain stores will introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media.

•
Enhance Brand Awareness.   Our core future focus will be to build and enhance brand awareness of our “Lvlingbao” and “Tailong” products, as well as our “Green Vitality” product line and organic granular compound fertilizer by launching an extensive advertising campaign to educate retailers and farmers on the benefits of our liquid organic compound products.  We expect to combine these marketing efforts with our planned retail store expansion into locations that have little or no current exposure to our products. We believe that this strategy will allow us to expand our distribution and sales outside of our traditional base in northeast regions of the PRC and capture a larger market share.

•
Increase Sales into Select Foreign Markets.   We plan to leverage our product offerings and brand reputation to expand our product sales into select markets outside of the PRC.  In June 2009 we entered into a 6-year marketing and distribution agreement with Odyssey International (Trading) Group Ltd., a Hong Kong corporation ("Odyssey") that provides for Odyssey to have the exclusive marketing and distribution rights for the Company's Lvlingbao series of organic liquid compound fertilizers in certain target markets, including, but not limited to, Central and South America, South Africa,  Asian countries. and overseas markets.

Recent Private Placement

On October 19, 2009 we issued (i) an aggregate of 2,785,536 shares of common stock and (ii) warrants to purchase up to an aggregate of 1,857,028 shares of common stock at an initial exercise price of approximately $5.38 per share, subject to adjustment, to Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P. (collectively, the “Carlyle Investors”) for a purchase price of $15,000,000. The exercise price of the warrants has a floor of approximately $1.3285 per share, and in the event that the warrants are exercised at that price, we would issue an additional 2,333,331 shares (the “Additional Warrant Shares”).  We are obligated to issue up to 7,000,000 shares of common stock (the “Make-Good Shares”) to the Carlyle Investors in the event that we fail to meet a predetermined net income target of $11.5 million for the fiscal year ending December 31, 2009.  If we meet the net income target we will not issue any additional shares upon exercise of the warrants or any Make-Good Shares.  The warrants issued to the Carlyle Investors will become exercisable on April 19, 2010 and expire April 19, 2012.

We granted the Carlyle Investors a one-year right of participation in future offerings by us of shares of our common stock, debt or equity securities convertible, exercisable or exchangeable into common stock, or debt securities.  The right of participation was granted individually, on a pro rata basis based upon each investor’s original subscription amount, and collectively no less than $5 million and no more than $10 million.  In addition, we granted the Carlyle Investors the right to collectively designate one person to serve as a member of our board of directors.  On December 23, 2009, we appointed Carlyle’s designee, Zheng “Anne” Wang, to serve as a member of our Board of directors.  On January 8, 2010, the board of directors also appointed Charles Law to serve as a member of our board of directors.  The board of directors determined that Mr. Law was an “independent director” as that term is defined and determined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

In connection with the transaction, we entered into a registration rights agreement, pursuant to which the Company agreed to prepare and file a registration statement covering the resale of the 1,392,768 shares and the warrants to purchase up to an aggregate of 928,514 shares of common stock (collectively, the “Registrable Securities”) no later than January 31, 2010.  On February 1, 2010, we agreed with Carlyle to extend the deadline for filing such registration statement until March 1, 2010.

Corporate Structure

China Agritech, Inc. is a holding company with no operations other than acting as a holding company for its PRC wholly owned subsidiaries, Pacific Dragon, Anhui Agritech, Beijing Agritech and Xinjiang Agritech.

Our executive offices are located in the PRC at Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024  and our telephone number is +86 10-59621278. Our website address is www.chinaagritechinc.com.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in China Agritech and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described below and the risks described under “Risk Factors” in the applicable prospectus supplement, or risks any updated in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we fail to effectively expand our current operations and capacity to satisfy demand for our granular fertilizer products, our results of operations and business prospects could be impaired.

We believe that over the next year demand for our granular fertilizer products will outgrow our present production capacity of 200,000 metric tons. Our future success depends on our ability to expand our business to address the growth in demand for our granular fertilizer products. Because our industry is highly competitive, if we are unable to increase our production capabilities to meet increased demand for our products, we may lose existing customers, as well as potential additional customers, to competitors with greater production capacities.  If we lose our existing customers our revenues could decrease and accordingly our overall financial performance could be significantly impaired.  In addition, we currently rely on distributors to distribute our products to multiple end users.

Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the availability of additional funding to build manufacturing facilities and purchase raw materials on favorable terms or at all;

•	our management and minimization of delays and cost overruns caused by problems with our suppliers of raw materials and third-party vendors; and

•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all.

If we cannot successfully implement additional production capacity increases efficiently and cost-effectively, we will be unable to satisfy any increased demand for our granular fertilizers, which could significantly impair our financial performance.

If  our projections regarding the future market demand for our products are inaccurate, our operating results and our overall business may suffer.

We have made significant capital investments in anticipation of rapid growth in the organic compound fertilizer market in the PRC. The expansion of our internal manufacturing capabilities has required significant up-front fixed costs. Additionally, we plan on allocating future working capital to build branded chain stores in 2010 in order to add new distribution channels to sell our products in new markets throughout the PRC. If market demand for our products does not increase as quickly as we have anticipated and align with our expanded manufacturing capacity, we may be unable to offset these costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins and underutilization of capacity. Our ability to meet such excess customer demand could also depend on our ability to raise additional capital and effectively scale our manufacturing operations.

If we cannot protect the proprietary formula and manufacturing processes for our concentrated organic liquid and granular compound fertilizer it could increase our competition and cause our operating results to suffer.

Our success will depend in part on our ability to protect our proprietary formula and manufacturing process for organic liquid and granular compound fertilizer products. We rely on trade secrets to protect our proprietary formulas and manufacturing processes.  We have not applied for patents for our technology and formulas because we believe an application for such patents would result in public knowledge of our proprietary technology and formulas and could lead competitors to attempt to copy our products, thereby increasing competition. Only certain of our key employees have knowledge of our proprietary technology and formulas. This could in turn result in a decrease of our market share and hurt our operating results.

In December 2005, our subsidiary Pacific Dragon entered into a license agreement with Mr. Yu Chang, our Chairman CEO and President, under which Mr. Chang granted us an exclusive license to use his know-how in manufacturing Tailong organic liquid compound fertilizer on a royalty-free basis. Under the license agreement, Mr. Chang has the obligation to maintain the confidentiality of this technology and is prohibited from licensing this technology to any third party or using the technology for his own benefit.

Despite these precautions, the legal regime protecting intellectual property rights in the PRC is weak. If we are not able to enforce our licensing agreement with Mr. Chang and fully protect our proprietary trade secrets, if our employees unintentionally or willfully disclose our confidential technology or know-how to competitors, or if our competitors independently develop similar or superior products, our competitors may be able to more effectively offer products similar to ours and/or produce products with a cost structure similar to ours, if not better, and we may thereby lose any competitive advantage that we currently have. If we are forced to take legal action to protect our proprietary formulas and processes, we will incur significant expense and further could not guarantee a favorable outcome.

In addition, our competitors may counterfeit our products and use our trademark. These counterfeit products could damage our reputation and create confusion for our customers. Our financial results would be negatively impacted by the lost sales to the fake and/or competitive product or by lost sales from a damaged reputation.

Our proprietary fertilizer formulas may become obsolete which could materially adversely affect the competitiveness of our future fertilizer products.

The production of our fertilizer products is based on our proprietary fertilizer formulas. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging humic acid fertilizer products and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with evolving industry standards and changing customer requirements. If our proprietary formula becomes obsolete as our competitors develop better products than ours, our future business and financial results could be adversely affected.

We may be subject to more stringent governmental regulation on our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC Ministry of Agriculture and the local government of the Provinces in which our factories are situated. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. While we believe a more stringent standard will have more of an adverse impact on those manufacturers with poor quality products, we cannot assure you any regulatory change will not adversely affect our business.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To our knowledge, neither the production nor the sale of our products constitutes activities, or generate materials that create any environmental hazards or violate the current PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations in a way that could adversely impact us. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K for our fiscal year ending December 31, 2010. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

As of September 30, 2009, we had approximately $40.6 million of accounts receivable  for our liquid fertilizers, or 42.5% of our total assets

We sell approximately 80% of our organic liquid fertilizer in northern provinces of the PRC.  In these provinces, we typically extend our customers credit for their purchase of our products to allow them to use the proceeds of their harvests to repay us for their purchase of our products, which typically spans from six to nine months. As of September 30, 2009, liquid organic fertilizers made up approximately 65.1% of our revenue.   As of September 30, 2009, we had approximately $40.6 million of accounts receivable from customers of liquid fertilizers, or 42.5% of our total assets.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. A natural disaster, such as a wildfire, flood or drought, or an economic or industry downturn could materially adversely affect the collection of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management's expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that natural disasters, system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

We depend heavily on Mr. Yu Chang, our CEO, President, Secretary and director, and without his services our prospects would be severely limited.

Our future business and results of operations depend in significant part upon the continuing contribution of Mr. Yu Chang, our CEO, President, Secretary and Chairman. Mr. Chang has extensive experience in the organic compound fertilizer industry and is directly involved in all of our business operations. Mr. Chang has an employment agreement with our subsidiary, Pacific Dragon, which automatically renewed on January 5, 2008 for a term of 3 years.  We currently have no employment agreement with Mr. Chang and Mr. Chang is not obligated to devote any specified number of hours to working for us.  There can be no assurance that we will be able to reach an agreement with Mr. Chang on terms favorable to us, if at all.  If Mr. Chang ceases to be employed by us, we may have difficulty finding a suitable replacement with equal leadership and industry experience, and our business would suffer because we will not have the leadership needed to capitalize on market opportunities and to direct our growth, leading to a possible decrease in revenues and inappropriate capital investments in projects that may not benefit our long-term growth. Mr. Chang has both sales contacts in the Agricultural industry and know-how to produce our products, making his expertise both unique and valuable to us.  We do not maintain key-person insurance on any of our executive officers.

We depend heavily on skilled research and development personnel, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

The agricultural chemicals business is specialized and requires the employment of personnel with significant scientific and operational experience in the industry. Accordingly, we must attract, recruit and retain a sizeable workforce of technically and scientifically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and other key personnel that have the necessary scientific, technical and operational skills and experience with the fertilizer industry. These individuals are difficult to find in the PRC and we may not be able to retain such skilled employees. If we are unable to hire individuals with the requisite experience we may not be able to produce enough products to optimize profits, research and development initiatives may be delayed and we may encounter disruptions in production and research which will negatively impact our financial condition.

We currently rely on a small number of third parties to supply the key raw materials we use to produce our products.

Our business depends upon the availability of key raw materials, including humic acid, nitrogen, phosphorus, kalium, and other supplementary material. We rely on only a few external suppliers for these raw materials and we have only non-binding supply agreements. In fiscal year 2008, we purchased approximately 14.8% of our humic acid from Harbin Hai Heng Chemical Distriution Co. Ltd., approximately 33.8% of our nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company.  Our purchases through September 30, 2009 were from similar sources and in similar amounts, and for the 2010 fiscal year we expect that our raw materials suppliers will be substantially similar to past years and the amount of raw materials will increase commensurate with the increase in the demand for our fertilizer products. We have entered into written agreements with all of these suppliers, each under supply agreements that expire in December 2010. If any of our major suppliers were to default or become unable to deliver the raw materials in sufficient quantities, we may be unable to purchase these raw materials from alternative sources on the same or similar terms, which could result in a significant increase in our operating costs. When these supply agreements expire in December 2010, we may be unable to negotiate new agreements with these suppliers on terms favorable to us, or at all.  In addition, any disruption in the supply of our raw materials could cause delay in the delivery of our products which would be harmful to our sales reputation and business. If supply is disrupted the increased amount we have to pay for raw materials could negatively impact our margins, cause us to delay deliveries which may cause us to breach contracts or damage customer relationships or cause us to cease production if an alternate supplier cannot be found. If we were unable to procure replacement supplies, our inability to meet the production demands of our customers could cause the loss of customers and/or market share. Our financial results could be negatively impacted by the lost sales or decreased margins.

We rely on a limited number of products to achieve most of our revenues.

We derive a substantial percentage of our revenues from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. For example, our liquid organic fertilizer accounted for 91.0% and 65.1% of our revenue for the year ended December 31, 2008 and for the nine months ended September 30, 2009, respectively, while granular fertilizer accounted for 9.0% and 34.9% of our revenue for the year ended December 31, 2008 and September 30, 2009, respectively.  Continued market acceptance of these products is, therefore, critical to our future success. Our business, operating results, financial condition, and cash flows could therefore be adversely affected by: a decline in demand for even a limited number of our products; a failure to achieve continued market acceptance of our key products; export restrictions or other regulatory or legislative actions which could limit our ability to sell those products to key customer or market segments; an improved version of products being offered by a competitor in the market in which we participate; increased pressure from competitors that offer broader product lines; technological change that we are unable to address with our products; or a failure to release new or enhanced versions of our products on a timely basis.  This may impact our ability to maintain or expand our business with certain customers.

Our liquid and granular fertilizer sales have seasonal variations and adverse weather conditions could reduce demand for our products.

We experience seasonal variations in our revenues and our operating costs. The peak selling season for our liquid fertilizer products is from April through September. Periods of cold weather may delay the application of the liquid fertilizer, or render it unnecessary, thereby reducing demand for such fertilizer products. During the fiscal year ended December 31, 2008, approximately 64.9% of our annual liquid fertilizer sales volume came from the second and third fiscal quarters, when demand for our liquid fertilizer products typically peaks during planting season and prior to harvest. We believe that the peak selling season for our granular fertilizer products is from October through March.  Although the peak selling seasons for our liquid and granular  do not overlap, we may still experience seasonal variations, and we cannot assure you that sales of our granular fertilizer products will mitigate the seasonal impact of liquid fertilizer sales.

If we are unable to design, manufacture, and market products in a timely and efficient manner, we may not remain as competitive.

Some of our products are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards.  Accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and offer new and/or improved products that provide increasingly higher levels of performance and reliability.  New technologies may be untested or unproven. In some instances, product requirements or specifications may be modified.  As a result, we may experience technological and other performance difficulties, which may result in delays, setbacks and cost overruns.  Product development is highly uncertain and we cannot assure you that we will successfully develop new products. Our inability to develop and offer new and/or improved products or to achieve customer acceptance of these products could limit our ability to compete in the market or to grow revenues at desired rates of growth.

Our ability to attract new customers in the PRC depends on the continued transition from the use of less expensive chemical fertilizers to organic fertilizers that we sell.

We estimate that approximately 90% of the fertilizer products used in the PRC today are chemical fertilizers, rather than organic fertilizers.  Farmers in the PRC have been using chemical fertilizers for decades, and we believe that our growth depends on our ability to convince these farmers to switch to organic fertilizers, such as our products, despite the increased cost of such products.  Many prospective customers are rural farmers that are isolated and, we believe, lack an understanding of the environmental and health benefits of our organic fertilizer products.  Even if these potential customers are aware of the benefits of our products, we believe that the increased cost of our products as compared to chemical fertilizers may be prohibitive for some rural farmers.  While we may take steps, though our distributors, to educate users of chemical fertilizers about the benefits of our products, we believe that it will be difficult to convince significant numbers of small farmers, some of who use no fertilizer at all, to purchase our products.  If we cannot continue to drive the transition to organic fertilizer products in the provinces that we serve, our sales will stagnate and our financial results will suffer.

Our entry into foreign markets exposes us to changes in foreign regulations and other risks inherent to international business, any of which could effect our results of operations.

In June 2009, we granted exclusive marketing and distribution rights for certain of our Lvlingbao liquid organic fertilizer products to Odyssey International (Trading) Group Ltd. (“Odyssey”), which plans to market our products in Central and South America, South Africa and certain Southeast Asian countries.  Distributing our products in these markets presents risks including:

•	volatility in general economic, social and political conditions;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	changes in currency rates;

•	inability to repatriate income or capital;

•	changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restriction on operations, trade practices, trade partners and investment decisions;

•	seizure of our products by foreign governments

•	boycotts and embargoes that may be imposed by the international community on countries in which we operate;

•	labor unrest;

•	disruptions due to civil war, election outcomes, shortages of commodities, power interruptions or inflation; the imposition of unexpected taxes or other payments on revenues; and

Any of these risks could limit our ability to operate or have a negative impact on our profitability.

We have granted exclusive rights to market and distribute our Lvlingbao line of liquid organic compound fertilizers  to Odyssey International (Trading) Group Ltd. (“Odyssey”) and their efforts to market and distribute our products are outside of our control.

In June 2009 we granted Odyssey the exclusive right to market and distribute our Lvlingbao III liquid organic compound fertilizers in Guangdong, Guangxi and Hainan provinces within the PRC, as well as Central and South America, South Africa and certain Southeast Asian countries.  The revenue we earn from the sale of our products under the agreement depends heavily on Odyssey’s efforts. Odyssey has significant discretion in determining the efforts and resources it applies to the marketing and sale of our products, and Odyssey has a significant number of other clients whose products it distributes. Furthermore, regardless of the effort and resources they invest, Odyssey may not be effective in distributing or marketing our products.   A disagreement between us and Odyssey could lead to lengthy and expensive dispute resolution proceedings as well as to extensive financial and operational consequences to us, and have a material adverse effect on our business, results of operations and financial condition. If our relationship with Odyssey were to terminate, we may not be able to enter into another distribution and marketing agreement with a company with similar resources to distribute our products and perform on acceptable terms or at all. As a result, we could experience delays in our ability to distribute our products and increased expenses, all of which would have a material adverse affect on our business, results of operations and financial condition.

Our operating results will suffer if the price of raw materials increases and we cannot pass the increased cost through to our customers.

The primary raw materials included in our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. Our operating results may be seriously harmed if we are unable to pass any raw material price increases through to our customers due to lower margins from our sales. If we are forced to increase prices of our products due to increases in the prices of raw materials, the demand for our products could decrease, which could materially harm our operations and financial results.

If we cannot renew our fertilizer registration certificate, which expires in 2012, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All manufacturers of fertilizers produced in the PRC must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. Fertilizers that have completed in-the-field testing and test selling must obtain formal registration, which is valid for five years, and thereafter must be renewed each five years. We have obtained a Formal Fertilizer Registration Certificate covering all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on May 28, 2008 and will expire in December 2012.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Formal Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.
The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and compete with numerous local PRC fertilizer manufacturers and we expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the fertilizer markets in China. Our small local competitors may have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and more established local distribution channels within a small region. We also compete with large PRC national competitors who may have competitive advantages over us in certain areas such as access to capital, technology, product quality, economies of scale and brand recognition and may also be better positioned than us to develop superior product features and technological innovations and to exploit and adapt to market trends. Additionally, we may not be able to conduct in-depth research and analysis on our current or new markets due to the lack of public or third-party sources of competitive information available on our industry and competitors in the PRC. Therefore, we may not have a clear estimate of the current number of our direct competitor or such competitors' revenues or market share.

In addition, China's entry into the World Trade Organization may lead to increased foreign competition for us. International producers and traders import products into China that generally are of higher quality than those produced in the local Chinese market. If they are localized and become recognized as the type of fertilizer we produce, we may face additional competition. If we are not successful in our marketing and advertising efforts to increase awareness of our brands, our revenues could decline, which could have a material adverse effect on our business, financial condition, results of operations and share price. We cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition

We do not presently maintain business disruption insurance. Any disruption of the operations in our factories would damage our business and disrupt our production and have a material adverse effect on our business, financial position on results of operations.

Our business could be materially and adversely affected by power shortages, natural disasters, terrorist attacks or other events in the PRC. For example, in early 2008, parts of the PRC suffered a wave of strong snow storms that severely impacted public transportation systems and the power supply in those areas. In May 2008, Sichuan Province in the PRC suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. The May 2008 Sichuan earthquake may have a material adverse effect on the general economic conditions in the areas affected by the earthquake. In July 2008, explosive devices were detonated on several buses in Kunming, Yunnan Province of the PRC, which resulted in disruptions to public transportation systems in Kunming and casualties. Any future natural disasters, terrorist attacks or other events in the PRC could cause a reduction in usage of, or other severe disruptions to, public transportation systems and could have a material adverse effect on our business and results of operations.

The demand for our organic fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products will be reduced. In addition, in some cases, we allow our distributors to purchase our products partially on credit. The distributors, in turn, may sell the fertilizer to farmers on credit. If any natural disaster occurs, reduced crop yields may cause farmers to default on their payments which could harm our cash flow and results of operations. If we are unable to collect on our sales our cash flows will decrease and we will have additional expenses from bad debts which will harm our published financials results.

While we have property damage insurance and automobile insurance, we do not carry business disruption insurance, which is not readily available in the PRC. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

The fertilizer products that we manufacture pose safety risks and could expose us to product liability claims.

Defects in, or unknown harmful effects caused by, organic and inorganic chemical and elements in our products could subject us to potential product liability claims that our products cause some harm to the human body or to property. Although we have adopted safety measures of industry standard in our research, development and manufacturing processes, accidents may still occur. Any accident, either at the manufacturing phase or during the use of our products, may subject us to significant liabilities to persons harmed by these products. We have renewed product liability insurance to cover claims from personal injuries or property damage caused by our products for the period from July 11, 2009 to July 10, 2010. Our insurance coverage was limited to approximately $585,000 (RMB 4,000,000) and may not have been sufficient to cover potential claims.  A successful claim against us that is in excess of our insurance coverage could significantly harm our business and financial condition. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and our business. As of the filing of this prospectus, no product liability claim has ever been brought against us. However, if we are involved in litigation in the future the potential judgment or settlement along with the litigation costs could harm our financial performance.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to on page 9 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures, acquisitions of new technologies or businesses and the establishment of branded chain stores.  The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

Not applicable to smaller reporting companies.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

 Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on The NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. We will indicate in the applicable prospectus supplement if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, material United States federal income tax considerations relating to the securities.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, in one or more series;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Capital Stock

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus, but is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value, $0.001 per share.  As of February 1, 2010, 17,329,142 shares of common stock are outstanding, held by 951 holders of record.  We have 83,680,958, authorized and unissued shares of common stock which are available for future issuance without additional stockholder approval, of which 1,800,000 shares of common stock have been reserved for issuance under our 2008 Equity Incentive Plan.  While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the board of directors in opposing a hostile takeover bid.

Holders of our common stock are entitled to one vote for each share they own on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to outstanding preferred stock, holders of common stock are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of preferred stock, holders of common stock are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

On February 1, 2010, we effected a 2 for 1 forward split of our common stock on the basis of two shares for every one outstanding shares, so that every outstanding share of common stock before the forward stock split was converted into two shares of common stock after the forward stock split.

Our common stock is listed on The NASDAQ Global Market under the symbol “CAGC.” The transfer agent and registrar for our common stock is Securities Transfer Corporation..

Preferred Stock

Our board of directors is authorized to issue up to the total of 10,000,000 shares of preferred stock, par value $0.001 per share, without any further action by the stockholders. Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.  Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our certificate of incorporation, as amended, and any certificates of designation that our board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•
the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•
whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Options/Warrants

As of February 1, 2010  we had outstanding options to purchase a total of 245,000 shares of our Common Stock and outstanding warrants to purchase a total of 1,857,028 shares of our Common Stock.

•
On October 19, 2009 we issued a warrant to purchase up to an aggregate of 1,857,028 shares of common stock at an initial exercise price of approximately $5.38 per share, subject to adjustment, to Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P. The warrants issued to the Carlyle Investors will become exercisable on April 19, 2010 and expire April 19, 2012.  The exercise price of the warrants has a floor of approximately $1.3285 per share, and in the event that the warrants are exercised at that price, we would issue an additional 4,666,662 shares

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $200,000,000. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

•	the manner of exercise of the warrants, including any cashless exercise rights;

•	the warrant agreement under which the warrants will be issued;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	anti-dilution provisions of the warrants, if any;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•
the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;

•	the identities of the warrant agent and any calculation or other agent for the warrants;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.    As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue senior notes under a senior indenture, which we will enter into with the trustee to be named in the senior indenture.  We will issue subordinated notes under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939.  We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth:

•                  the title;
•                  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;
•                  any limit on the amount that may be issued;
•                  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;
•                  the maturity date;
•                  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•                  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•                  the terms of the subordination of any series of subordinated debt;
•                  the place where payments will be payable;
•                  restrictions on transfer, sale or other assignment, if any;
•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•                  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;
•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•                  whether the indenture will restrict our ability and/or the ability of our subsidiaries to, among other things,:
•                  incur additional indebtedness;
•                  issue additional securities;
•                  create liens;
•                  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•                  redeem capital stock;

•                  place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•                  make investments or other restricted payments;
•                  sell or otherwise dispose of assets;
•                  enter into sale-leaseback transactions;
•                  engage in transactions with stockholders and affiliates;
•                  issue or sell stock of our subsidiaries; or
•                  effect a consolidation or merger;
•                  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•                  a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;
•                  information describing any book-entry features;
•                  provisions for a sinking fund purchase or other analogous fund, if any;
•                  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•                  the procedures for any auction and remarketing, if any;
•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•                  if other than dollars, the currency in which the series of debt securities will be denominated; and
•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor of ours or the acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures in the forms initially filed as exhibits to the registration statement with respect to any series of debt securities that we may issue:

•                  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•                  if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;
•                  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•                  if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.  Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•                  the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•                  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•                  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•                  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•                  the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.
These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•                  to fix any ambiguity, defect or inconsistency in the indenture;
•                  to comply with the provisions described above under “—Consolidation, Merger or Sale”;
•                  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•                  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•                  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;
•                  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series, as set forth in the indenture;
•                  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•                  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or
•                  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•                  extending the fixed maturity of the series of debt securities;
•                  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•                  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.
Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except that the following obligations survive until the maturity date or the redemption date:

•                  register the transfer or exchange of debt securities of the series;
•                  replace stolen, lost or mutilated debt securities of the series;
•                  maintain paying agencies;
•                  hold monies for payment in trust; and
•                  appoint any successor trustee;

and the following obligations survive the maturity date or the redemption date:

•                  recover excess money held by the debenture trustee; and
•                  compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.  See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•                  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture.  Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check that we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate the corporate office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness that we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Units

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

LITIGATION

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheet of China Agritech, Inc. and Subsidiaries as of December 31, 2008, and the related consolidated income statements, stockholders’ equity, and cash flows for the year then ended included in this registration statement  have been  so included in reliance on the  report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of China Agritech Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2007 have been audited by Kabani & company, Inc. an independent registered public accounting firm, as set forth in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  We will provide this information upon oral or written request, free of charge.  Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China Agritech, Inc., at the Company’s office located Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, China 100024 People’s Republic of China (86) 10-59621278.
              .
We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009;

•
Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 14, 2009,  for the fiscal quarter ended June 30, 2009, filed on August 14, 2009 and for the fiscal quarter ended September 30, 2009, filed on November 12, 2009; and

•
Current Reports on Form 8-K or 8-K/A, filed on February 18, 2009, February 19, 2009, March 10, 2009, March 19, 2009, May 7, 2009, May 15, 2009, May 21, 2009, June 9, 2009, June 18, 2009, August 19, 2009, September 23, 2009, October 20, 2009, November 18, 2009,December 30, 2009 and January 8, 2010; and

•
The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-34458)  filed with the SEC on September 15, 2009, including any amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

1,243,000 Shares

Common Stock

CHINA AGRITECH, INC.

PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 28, 2010

Rodman & Renshaw, LLC